EXHIBIT 99-2

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 11-K
ANNUAL REPORT

Pursuant to Section 15(d) of the
Securities Act of 1934

For the fiscal year ended December 31, 2000

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Hourly Paid Employees

(Full title of the plan)

Energy East Corporation

(Name of issuer of the securities held pursuant to the plan)

P. O. Box 12904, Albany, New York  12212-2904

(Address of principal executive office)

REQUIRED INFORMATION

The Tax Deferred Savings Plan for Hourly Paid Employees ("Plan") is subject to the Employee Retirement Income Security Act of 1974 ("ERISA").  Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and schedule of the Plan for the two fiscal years ended December 31, 2000 and 1999, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Appendix 1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Committee to administer the Tax Deferred Savings Plan for Hourly Paid Employees has duly caused this Annual Report to be signed by the undersigned hereunto duly authorized.

New York State Electric & Gas Corporation Tax
Deferred Savings Plan for Hourly Paid Employees

By	/s/Richard R. Benson	March 26, 2001
Richard R. Benson Committee Member

By	/s/Robert D. Kump	March 26, 2001
Robert D. Kump Committee Member

By	/s/Sherwood J. Rafferty	March 26, 2001
Sherwood J. Rafferty Committee Member

APPENDIX 1

NEW YORK STATE ELECTRIC & GAS CORPORATION
TAX DEFERRED SAVINGS PLAN FOR HOURLY PAID EMPLOYEES

FINANCIAL STATEMENTS AS OF AND
FOR THE YEARS ENDED DECEMBER 31, 2000 and 1999
SUPPLEMENTAL SCHEDULE AS OF AND FOR THE YEAR ENDED
DECEMBER 31, 2000 AND REPORT OF THE INDEPENDENT ACCOUNTANTS

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Hourly Paid Employees

Year ended December 31, 2000

INDEX

REPORT OF INDEPENDENT ACCOUNTANTS

New York State Electric & Gas Corporation
To The Tax Deferred Savings Plan for Hourly Paid Employees
Administrative Committee:

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of New York State Electric & Gas Corporation Tax Deferred Savings Plan for Hourly Paid Employees at December 31, 2000 and 1999, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement p resentation.  We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The accompanying supplemental schedules of assets held for investment purposes as of December 31, 2000, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP

Buffalo, New York
March 9, 2001

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Hourly Paid Employees
Statements of Net Assets Available for Benefits
December 31, 2000 and 1999

	2000	1999
Assets
Investments, at fair value:
Investment funds	$135,118,993	$155,731,295
Energy East Corporation common stock	38,711,886	41,677,451
Loans to participants	4,293,843	4,285,302

Net assets available for benefits	$178,124,722	$201,694,048

See notes to financial statements.

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Hourly Paid Employees
Statements of Changes in Net Assets Available for Benefits
Years ended December 31, 2000 and 1999

	2000	1999
Additions
Investment income:
Net appreciation (depreciation)in fair value of investments	$(34,409,237)	$6,424,668

Dividends:
Energy East Corporation common stock	1,740,681	1,729,151
Investment funds	12,297,558	13,477,350
Interest on loans to participants	352,592	350,766

	(20,018,406)	21,981,935
Contributions:
Employer	1,235,021	1,351,625
Employee	9,938,007	10,245,694
Transfers from other qualified plans	-	354,968

Total additions	(8,845,378)	33,934,222
Deductions:
Withdrawal benefits - stock	2,478,568	3,348,327
Withdrawal benefits - cash	11,984,934	12,749,445
Transfers to other qualified plans	248,291	-
Administrative fees	12,155	7,951

Total deductions	14,723,948	16,105,723

Net increase (decrease)	(23,569,326)	17,828,499
Net assets available for benefits at beginning of year	201,694,048	183,865,549
Net assets available for benefits at end of year	$178,124,722	$201,694,048

See notes to financial statements.

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Hourly Paid Employees

Notes to Financial Statements

December 31, 2000 and 1999

1.   DESCRIPTION OF THE HOURLY PAID PLAN

The New York State Electric & Gas Corporation Tax Deferred Savings Plan for Hourly Paid Employees (the Hourly Paid Plan) was established effective January 1, 1986, to provide for before-tax contributions in accordance with Internal Revenue Code (Code) Section 401(k).

The Hourly Paid Plan is a defined contribution plan covering hourly paid employees of New York State Electric & Gas Corporation (the company), as well as the hourly paid employees of Energy East Corporation's (Energy East) family of companies that elect to participate under the Hourly Paid Plan provisions.  Energy East, the parent corporation of the company, through its subsidiaries, delivers electricity and natural gas to retail customers and provides electricity, natural gas, energy management and other services to retail and wholesale customers in the Northeast.

An hourly paid employee may become a participant in the Hourly Paid Plan as of the first day of any calendar month that commences after the completion of the employee's first 30 days of employment.

In connection with the 1999 sale of the coal-fired generation assets by one of Energy East's subsidiaries, net assets of the Hourly Paid Plan related to affected employees of the subsidiary were transferred to another plan, distributed to the participant, or remain in the Hourly Paid Plan.

2.   SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements are prepared on an accrual basis and in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Estimates also affect the reported amounts of additions and deductions during the reporting period.  Actual results could differ from those estimates.

Reclassification

Certain amounts have been reclassified on the financial statements to conform with the 2000 presentation.

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Hourly Paid Employees

Notes to Financial Statements

December 31, 2000 and 1999

2.   SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Investments

Investments consisting of publicly traded Energy East common stock and various Putnam and Janus investment funds are carried at fair value using the closing market price on the last business day of the year.  Loans to participants are valued at cost which approximates fair value.

The Hourly Paid Plan presents, in the statement of changes in net assets available for benefits, the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains and losses and the unrealized appreciation (depreciation) on those investments.

Contributions

Contributions to the Hourly Paid Plan are allocated to participant accounts.  Participants have full and immediate vesting rights in employee and employer contributions, investment earnings and other amounts allocated to their accounts.

Employee contributions, with certain exceptions, range from 1% to 20% of the participant's base compensation and may include overtime pay.  Subject to limitations stipulated by the Code, a participant's total contribution could not exceed $10,500 per year in 2000 and $10,000 per year in 1999.

The company contributes solely to the Stock Fund an amount equivalent to 25% of the participant's contributions to any fund (up to 1.5% of the participant's annual base compensation as of the first day of the year). While company contributions may not be transferred to other investment fund options, the earnings thereon may be transferred at the participant's election.

Benefit Payments

On termination of service a participant may elect either a lump sum amount equal to the value of the participant's interest in his or her account, or installments over a period permissible under the Code.  Distributions from all funds, except the Stock Fund, are made in cash.  Distributions from the Stock Fund are made in either whole shares of Energy East common stock or in cash, as specified by the participant, except as may otherwise be determined by the Hourly Paid Plan's administrative committee and except that the value of any fractional share shall be paid in cash.

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Hourly Paid Employees

Notes to Financial Statements

December 31, 2000 and 1999

  SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Benefit Payments (Continued)

As of December 31, 2000, plan assets include $23,795,825 in amounts allocated to participants who have withdrawn from the Hourly Paid Plan, due to termination, retirement or disability but for which disbursement of funds has not yet occurred.

Loans

Participants may, under certain circumstances, borrow against their account balances.  The principal amount of the loan is subject to certain limitations as defined in the Hourly Paid Plan document.  The term of the loan may not exceed five years, and the interest rate will be equal to the prime interest rate listed in the Wall Street Journal on the first day of the month in which the loan is issued plus 1%. This provides the Hourly Plan with a return commensurate with the interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances. The loan must be repaid by payroll deductions over the term of the loan.  Loan payments are credited to an applicable fund based upon the participant's election.  If a participant's employment terminates for any reason, the loan will become immediately due and payable.

Risks and Uncertainties

The Hourly Paid Plan provides for various investment options in any combination of stocks and investment funds.  Investment securities are exposed to various risks, such as interest rate, market, and credit.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participant's account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

Plan Termination

Although the company has not expressed any intent to terminate the Hourly Paid Plan, it has the right to discontinue contributions at any time and terminate the Hourly Paid Plan subject to the provisions of its collective bargaining agreement.   In the event of termination of the Hourly Paid Plan, the net assets of the Hourly Paid Plan are set aside, first for payment of all Hourly Paid Plan expenses and, second, for distribution to the participants, based upon the balances in their individual accounts.

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Hourly Paid Employees

Notes to Financial Statements

December 31, 2000 and 1999

3.   INVESTMENTS

Contributions by the participants are invested, at the election of the participant, in one or a combination of the following thirteen funds as described by the Hourly Paid Plan administrator:(1) the Voyager Fund, which invests in a mutual fund consisting primarily of common stock; (2) the Fund for Growth and Income, which invests in a mutual fund consisting primarily of common stock; (3) the U.S. Government Income Trust Fund, which invests in a mutual fund consisting of securities that are backed by the full faith and credit of the United States Government; (4) the Money Market Fund, which invests in a mutual fund consisting of money market instruments; (5) the Common Stock Fund, consisting of common stock of Energy East; (6) the Index Fund, which invests in an investment fund consisting of equity securities included in the Standard & Poor's 500; (7) the OTC and Emerging Growth Fund, which invests in a mutual fund consisting mainly of common stocks traded in the over-the-counter market and common stocks of "emerging growth" companies listed on designated securities exchanges; (8) the International Growth Fund, which invests in a mutual fund consisting primarily of equity securities of companies located in a country other than the United States; (9) the Janus Growth Fund, which invests in a mutual fund consisting primarily of U.S. and international common stocks; (10) the Janus Balanced Fund, which invests in a mutual fund consisting of both debt and equity securities; or (11) the three Asset Allocation funds, consisting primarily of equity and fixed income securities. Effective April 1, 2000, the Putnam Income Fund and the Putnam Global Growth Fund were no longer available as investment options.

At December 31, 2000, the Stock Fund contains net assets of approximately $15,684,000 that are non-participant directed as a result of the accumulation of matching contributions made by the company and the related earnings on those contributions.   Non-participant directed company contributions and earnings amounted to $1,235,000 and (240,826) in 2000. Benefit payments from this non-participant directed fund amounted to $990,000 in 2000.

All funds of the Hourly Paid Plan, with the exception of the Stock Fund, the Janus Balanced Fund and the Janus Growth Fund, invest in mutual funds of Putnam Mutual Funds, a subsidiary of Putnam Investments, Inc. (or in the case of the Putnam S&P 500 Index Fund, in a collective investment trust of Putnam Investments, Inc.), which represents a concentration risk.

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Hourly Paid Employees

Notes to Financial Statements

December 31, 2000 and 1999

  INVESTMENTS (Continued)

Individual investments that represent 5% or more of the net assets available for benefits as of December 31, 2000, are as follows:

Putnam Voyager Fund	$54,414,453
Putnam Fund for Growth and Income	35,474,993
Putnam Money Market Fund	9,732,825
Putnam International Growth Fund	11,015,020
Energy East Corporation common stock	38,711,886

Individual investments appreciated (depreciated) during 2000 and 1999 are as follows:
Investment Option	2000	1999

Putnam Voyager Fund	$(16,547,003)	$19,289,737
Putnam Fund for Growth and Income	967,278	(3,676,820)
Putnam U.S. Government Income Trust Fund	118,120	(223,249)
Putnam Money Market Fund	-	2,943
Putnam Income Fund	(1,295)	(38,998)
Putnam OTC and Emerging Growth Fund	(11,654,270)	1,353,720
Putnam International Growth Fund	(2,782,424)	195,559
Putnam Global Growth Fund	578,752	3,744,081
Janus Aspen Balanced Fund	(109,944)	-
Janus Aspen Growth Fund	(314,442)	-
Putnam Asset Allocation - Growth Portfolio	(1,361,066)	543,120
Putnam Asset Allocation - Balanced Portfolio	(658,767)	261,208
Putnam Asset Allocation - Conservative Portfolio	(225,110)	28,031
Putnam S&P 500 Index Fund	(65,654)	-
Energy East Corporation common stock	(2,353,412)	(15,054,664)

Total net appreciation (depreciation) in fair value of investments	($34,409,237)	$6,424,668

4.   INCOME TAX STATUS

The company has received a determination letter from the Internal Revenue Service, dated March 9, 2000, that the Hourly Paid Plan qualifies as a tax deferred savings plan under Sections 401(a) and 401(k) of the Code.  The Hourly Paid Plan has not been amended subsequent to the receipt of the latest determination letter.

5.   TRANSACTIONS WITH PARTIES-IN-INTEREST

All administrative fees are paid by the participants in the Hourly Paid Plan.  Audit and legal fees are paid by the company.

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Hourly Paid Employees

Schedule H, Part IV, Line i - Schedule of Assets Held for Investment Purposes

December 31, 2000

Name of Issuer and Title of Issue	Balance Held at End of Year	Market Value
Capital Appreciation Fund *Putnam Voyager Fund	2,275,803 shares	$54,414,453
Equity Fund *Putnam Fund for Growth and Income	1,813,650 shares	35,474,993
Government Obligation Fund *Putnam U.S. Government Income Trust Fund	272,416 shares	3,481,483
Money Market Fund *Putnam Money Market Fund	9,732,825 shares	9,732,825
Index Fund *S&P 500	21,288 shares	674,408
Growth Fund *Putnam OTC and Emerging Growth Fund	567,241 shares	8,037,812
International Growth Fund *Putnam International Growth Fund	444,354 shares	11,015,020
Janus Balanced Fund *Janus Aspen Balanced Fund	43,240 shares	1,063,265
Janus Growth Fund *Janus Aspen Growth Fund	46,516 shares	1,253,613
Asset Allocation - Growth Portfolio *Putnam Asset Allocation - Growth Portfolio	384,592 shares	4,245,897
Asset Allocation - Balanced Portfolio *Putnam Asset Allocation - Balanced Portfolio	359,445 shares	3,892,792
Asset Allocation - Conservative Portfolio *Putnam Asset Allocation - Conservative Portfolio	197,673 shares	1,832,432
Total Investment Fund Investments		$135,118,993
Stock Fund *Energy East Corporation common stock	1,966,318 shares	$38,711,886
Participant Loans - interest rates from 6.5% to 10.5%		$4,293,843

*  Denotes a party-in-interest.

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-16201) of the Energy East Corporation of our report dated March 9, 2001 relating to the financial statements of the New York State Electric & Gas Corporation Tax Deferred Savings Plan for Hourly Paid Employees, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Buffalo, New York
March 26, 2001